Exhibit 99.1

News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2011 FIRST QUARTER RESULTS

Houston, TX, -- May 4, 2011 -- DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $6.3 million for the first quarter ended March 31, 2011, with diluted earnings per share of $0.42 compared to net income of $3.6 million and  diluted earnings per share of $0.26 for the first quarter of 2010 for an increase of 76.6% in net income.  Sales for the first quarter of 2011 increased 24.6%, to $183.1 million, from $147.0 million for the first quarter of 2010.

David R. Little, Chairman and Chief Executive Officer remarked, "We are pleased to report a strong first quarter and start of our new year.  All three business segments are performing well and we are optimistic that we will continue to show progress over the balance of the year.  All of the markets we serve continue to show improvement, especially oil and gas.  We continue to invest in our operations while driving sales growth, improving operating margins, creating SuperCenters and being customer driven experts in MROP solutions."

Mac McConnell, Senior Vice President and Chief Financial Officer added, "We continue to drive efficiencies and manage working capital. Our latest two acquisitions are accretive and have been excellent additions to our DXP family.  I am pleased we reduced total long-term debt by $4.7 million and generated free cash flow of $7.2 million during the first quarter of 2011.  As of March 31, 2011, $62.8 million was available to be borrowed under our credit facility."

About DXP Enterprises, Inc.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to industrial customers throughout the United States and Sonora, Mexico.  DXP provides innovative pumping solutions, supply chain services and maintenance, repair, operating and production ("MROP") services that emphasize and utilize DXP’s vast product knowledge and technical expertise in rotating equipment, bearings, power transmission, industrial supplies and safety products and services. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.  DXP’s business segments include Service Centers, Innovative Pumping Solutions and Supply Chain Services.  For more information, go to www.dxpe.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2011	2010
Sales	$ 183,087	$ 146,992
Cost of sales	130,660	105,037
Gross profit	52,427	41,955
Selling, general and administrative expense	40,885	35,208
Operating income	11,542	6,747
Other income	21	203
Interest expense	(1,022)	(994)
Income before income taxes	10,541	5,956
Provision for income taxes	4,198	2,364
Net income	6,343	3,592
Preferred stock dividend	(23)	(23)
Net income attributable to common shareholders	$ 6,320	$ 3,569

Basic income per share	$ 0.44	$ 0.27
Weighted average common shares outstanding	14,279	13,159
Diluted income per share	$ 0.42	$ 0.26
Weighted average common and common equivalent shares outstanding	15,119	14,028

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**, a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands)

	Three Months Ended March 31, 2011
	2011	2010

Income before income taxes	$ 10,541	$ 5,956
Plus interest expense	1,022	994
Plus depreciation and amortization	2,391	2,222
EBITDA	$ 13,954	$ 9,172

**EBITDA - earnings before interest, taxes, depreciation and amortization.